Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cerevel Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rules 457(c) and (h)	5,908,780(2)	$23.78(4)	$140,510,788.40	0.0000927	$13,025.35

Equity	Common Stock, par value $0.0001 per share	Rules 457(c) and (h)	1,477,195(3)	$20.22(5)	$29,868,882.90	0.0000927	$2,768.85

Total Offering Amounts					$170,379,671.30		$15,794.20

Total Fee Offsets							N/A

Net Fee Due							$15,794.20

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share, or the Common Stock, of Cerevel Therapeutics Holdings, Inc., or the Registrant, that become issuable under the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, or the 2020 Plan, or the Cerevel Therapeutics Holdings, Inc. Amended and Restated 2020 Employee Stock Purchase Plan, or the 2020 ESPP, by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents 5,908,780 additional shares of the Registrant’s Common Stock reserved for future issuance under the 2020 Plan on January 1, 2022, pursuant to the terms of the 2020 Plan. Shares available for issuance under the 2020 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on January 4, 2021 (Registration No. 333-251881).

(3)

Represents 1,477,195 additional shares of the Registrant’s Common Stock reserved for future issuance under the 2020 ESPP on January 1, 2022, pursuant to the terms of the 2020 ESPP. Shares available for issuance under the 2020 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on January 4, 2021 (Registration No. 333-251881).

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on February 23, 2022, which was $23.78.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on 85% of $23.78, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on February 23, 2022. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of the Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.